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Exhibit 10.29

SUBLEASE AGREEMENT

        This SUBLEASE AGREEMENT ("Sublease") is made and entered into as of the            day of                                    , 2007 by and between MIYAKE FOODS, INC., a California corporation ("Sublandlord"), and UWINK CALIFORNIA, INC., a Delaware corporation ("Subtenant").

        A.    401 Castro Street Associates, LLC, as landlord ("Landlord"), and Miyake Foods, Inc., as tenant ("Tenant"), entered into that certain Lease dated as of August 26, 2002 ("Master Lease"), pursuant to which Landlord leased to Tenant certain premises described as 401 Castro Street, Mountain View, California (the "Master Premises"), upon the terms and conditions contained therein. All capitalized terms used herein shall have the same meaning ascribed to them in the Master Lease unless otherwise defined herein. A true, correct, and complete copy of the Master Lease is attached hereto as Exhibit "A" and made a part hereof.

        B.    Sublandlord and Subtenant desire to enter into a sublease for the entire Master Premises ("Sublease Premises") for the Sublease Term, all on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:

        1.     Demise.

          (a)   Sublease.    Effective as of the Sublease Commencement Date (as defined below), Sublandlord hereby subleases and demises to Subtenant and Subtenant hereby hires and subleases from Sublandlord the Sublease Premises, upon and subject to the terms, covenants and conditions hereinafter set forth. Simultaneously with the execution and delivery of this Sublease, Sublandlord, as transferor, and Sublessee, as transferee, are entering into those certain purchase and sale agreements of even date herewith (the "Asset Agreement" and the "ABC Agreement" and collectively, the "Purchase Agreements") pursuant to which, and subject to the satisfaction of certain conditions precedent, Sublandlord agrees to sell to Subtenant certain assets associated with the operation of the Master Premises, including, without limitation, Sublandlord's liquor license. A copy of each of the Purchase Agreements is attached here to a Exhibit "B" and made as part hereof. The effectiveness of this Sublease is expressly subject to and contingent upon the closing of the Asset Agreement. This Sublease shall immediately terminate upon the termination prior to closing of the Asset Agreement.

          (b)   Early Occupancy.    Upon the full execution of this Sublease and prior to delivering the Sublease Premises to Subtenant, Sublandlord shall provide Subtenant and Subtenant's engineers, contractors and subcontractors with reasonable access to the Sublease Premises as may be necessary to plan the contemplated improvement work, subject to the provisions of this Sublease with respect to insurance coverages and indemnification (but not the obligation to pay Rent). All such access shall be at reasonable times and with reasonable advance notice and shall not unreasonably disrupt the activities of the present tenant. In addition, Sublandlord will allow Subtenant and its vendors appropriate access as may be reasonably needed to design and prepare telephone and data cabling, security systems, or any other items that require enclosed installation or electrical connection. All such early access shall be arranged in advance through the Sublandlord, may be required to be scheduled after regular business hours, and shall be in strict compliance with all rules and regulations established by Landlord and otherwise be in compliance with the Lease. Said early access shall not constitute the Sublease Commencement Date.

          (c)   Master Landlord Consent.    This Sublease is subject to, and its effectiveness is conditioned upon, receipt of the consent of Landlord which shall be in form and substance satisfactory to Subtenant in all respects ("Landlord Consent"). Sublandlord will solicit the Landlord Consent promptly upon receipt of this Sublease executed and delivered by Subtenant. Sublandlord shall provide prompt written evidence of Landlord's issuance of the Landlord

  Consent. In the event the Landlord Consent is not received within sixty (60) days after the date of execution of this Sublease by Subtenant, then this Sublease may be terminated by Subtenant upon five (5) business days' notice to Sublandlord, and if the Landlord Consent is not obtained within such five (5) business day period, then this Sublease shall terminate. Sublandlord shall be responsible for the payment to Landlord of any share of profits as set forth in, and determined in accordance with, Lease Section21.

        2.     Lease Term.

          (a)   Initial Term.    The term of this Sublease ("Term"), and Subtenant's obligations hereunder, shall commence on                                    , 2007 (the "Sublease Commencement Date") and end three days before the expiration of the Master Lease if Subtenant either is not given the right to extend the term by Landlord or, if given said right, chooses not to so exercise. (the "Sublease Expiration Date"). If Subtenant is given the right to extend the term by Landlord and chooses to exercise said right, then this Sublease shall attorn to Landlord as a direct lease and this Sublease shall terminate at the end of the Master Lease Extension Term.

          (b)   Extension Option.    It is the intent of the parties hereto to request that Landlord grant Subtenant the right to extend the Sublease Term for an additional sixty (60) months on the same procedures, terms, and conditions as set forth in Section 4 of the Master Lease (the "Master Lease Option"), by allowing the Subtenant to attorn to Landlord and by releasing Sublandlord from any and all further rights and obligations under both the Master Lease and this Sublease.

          (c)   If the term of the Master Lease is not extended, then Subtenant shall return the Premises to Sublandlord in the appropriate surrender condition as required under the Master Lease three days prior to the expiration of said Master Lease so that Sublandlord can assure a prompt and appropriate surrender to the Master Landlord. If the term is extended, then all surrender obligations, along with all other obligations of the Master Lease, shall be the responsibility of Subtenant.

        3.     Use.    The Sublease Premises shall be used and occupied by Subtenant for restaurant uses permitted under and in compliance with Section 5 of the Master Lease and this Sublease and for no other purpose without the consent of Sublandlord.

        4.     Subrental.

          (a)   Base Rental.    Beginning on the third (3rd) full month following the Sublease Commencement Date and thereafter during the Term of this Sublease and ending on the Sublease Expiration Date, Subtenant shall pay monthly installments of base rent as set forth in Section 3 of the Master Lease ("Rent"). All Rent shall be paid directly to Master Landlord.

          (b)   Prorations.    If the Sublease Commencement Date is not the first (1st) day of a month, or if the Sublease Expiration Date is not the last day of a month, a prorated installment of monthly Base Rental based on the proration procedure set forth in Section 3(D) of the Master Lease shall be paid for the fractional month during which the Term commenced or terminated, as the case may be.

          (c)   Additional Rent.    Commencing on the Sublease Commencement Date, Subtenant shall be obligated to pay the Operating Expenses and Taxes ("Pro Rata Share") charged by Landlord for the Master Premises in accordance with Section 3 of the Master Lease. From and after the Sublease Commencement Date and continuing through the Sublease Expiration Date, Subtenant shall pay to Sublandlord as additional rent for this subletting all special or after-hours cleaning, heating, ventilating, air-conditioning, elevator and other Building charges incurred at the request of, or on behalf of, Subtenant, or with respect to the Sublease Premises, and all other additional expenses, costs and charges payable to Landlord in connection with Subtenant's use of the

  Sublease Premises, all as set forth in Section 3 of the Master Lease (and elsewhere in the Master Lease).

          (d)   Payment of Rent.    Rent shall be payable in lawful money of the United States, without demand, and without offset, counterclaim, or setoff in monthly installments, in advance, on the first day of each and every month during the Term of this Sublease. Base Rental for the first full month of the Term shall be paid to Sublandlord prior to the Sublease Commencement Date. All of said Rent is to be paid to Sublandlord at its office at the address set forth in Section 12 below, or at such other place or to such agent or to such account(s) and at such place as Sublandlord may from time to time designate by notice to Subtenant. Sublandlord agrees to provide Subtenant with copies of any statements or invoices received by Sublandlord pursuant to the terms of the Master Lease.

          (e)   Late Charge.    In the event Subtenant fails to pay any amounts due hereunder or under the Master Lease as and when due, Subtenant shall pay interest and late charges to Sublandlord on all such past-due amounts as provided in the Master Lease.

        5.     Security for Sublease.    Sublandlord shall maintain its security deposit under Section 3(G) of the Master Lease until such security deposit is released by Landlord. Concurrently with, and expressly subject to, the closing of the Asset Agreement,, Subtenant shall deposit with Sublandlord the sum of $18,073.00 ("Deposit"), which shall be held by Sublandlord as security for the full and faithful performance by Subtenant of its covenants and obligations under this Sublease. If the term of the Master Lease is extended in the manner set forth above, then Sublandlord shall retain Subtenant's deposit as its own and shall thereby assign and transfer to Subtenant its rights, title and interest in and to the security deposit paid over to and held by Landlord and, at the end of the term of the Master Lease, Landlord shall treat the deposit it holds as the property of Subtenant. The Deposit is not an advance Rent deposit, an advance payment of any other kind, or a measure of Sublandlord's damage in case of Subtenant's default. If Subtenant defaults in the full and timely performance of any or all of Subtenant's covenants and obligations set forth in this Sublease, then Sublandlord may, from time to time, without waiving any other remedy available to Sublandlord, use the Deposit, or any portion of it, to the extent necessary to cure or remedy the default or to compensate Sublandlord for all or a part of the damages sustained by Sublandlord resulting from Subtenant's default. Subtenant shall immediately pay to Sublandlord within five (5) days following demand, the amount so applied in order to restore the Deposit to its original amount, and Subtenant's failure to immediately do so shall constitute a default under this Sublease. If Subtenant is not in default with respect to the covenants and obligations set forth in this Sublease at the expiration or earlier termination of the Master Lease, Sublandlord shall return the Deposit to Subtenant within thirty (30) days following the expiration or earlier termination of this Sublease. Sublandlord's obligations with respect to the Deposit are those of a debtor and not a trustee. Sublandlord shall not be obligated to maintain the Deposit separate and apart from Sublandlord's general or other funds, and Sublandlord may commingle the Deposit with any of Sublandlord's general or other funds. Subtenant shall not at any time be entitled to interest on the Deposit. Subtenant hereby waives the provisions of Civil Code Section 1950.7.

        6.     Parking.    Subtenant shall have the right, during the Term of this Sublease, to use up all the parking privileges for the Master Premises as set forth in the Master Lease. All such parking privileges shall be at the rates and subject to the terms and conditions set forth in the Master Lease, and Subtenant shall reimburse Sublandlord, upon demand, for those amounts billed to Sublandlord for said parking privileges. Subtenant's parking privileges are personal to Subtenant and may not be assigned or transferred independently from this Sublease.

        7.     Incorporation of Terms of Master Lease.

          (a)   This Sublease is subject and subordinate to the Master Lease. Subject to the modifications set forth in this Sublease, the terms of the Master Lease are incorporated herein by reference, and shall, as between Sublandlord and Subtenant (as if they were landlord and tenant, respectively, under the Master Lease) constitute the terms of this Sublease except to the extent they are inapplicable to, inconsistent with, or modified by, the terms of this Sublease. Subtenant confirms that it shall, for the Term hereof, assume, be bound by, and perform the terms, covenants, and conditions of the Master Lease which are made the responsibility of Subtenant hereby. In the event of any inconsistencies between the terms and provisions of the Master Lease and the terms and provisions of this Sublease, the terms and provisions of this Sublease shall govern. Subtenant acknowledges that it has reviewed the Master Lease and is familiar with the terms and conditions thereof.

          (b)   For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:

            (i)    In all instances where, pursuant to the Master Lease, the approval or consent of Landlord must be obtained, Subtenant shall also be required to obtain the approval or consent of Sublandlord.

            (ii)   In all provisions of the Master Lease requiring Tenant to submit to, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit, supply or provide, as the case may be, the same to Sublandlord. In any such instance, Sublandlord shall determine if such evidence, certificate or other matter or thing shall be satisfactory.

            (iii)  Sublandlord shall have no obligation to restore or rebuild any portion of the Sublease Premises after any destruction or taking by eminent domain.

          (c)   The following provisions of the Master Lease are specifically excluded from this Sublease: Basic Lease Provisions 1, 2, 3(F), 3(G), 4, 6, 7, 8, and Exhibit B-1.

        8.     Subtenant's Obligations.    Subtenant covenants and agrees that all obligations of Sublandlord (in its capacity as Tenant) under the Master Lease shall be done or performed by Subtenant with respect to the Sublease Premises, except as otherwise provided by this Sublease, and Subtenant's obligations shall run to Sublandlord and Landlord as Sublandlord may determine to be appropriate or be required by their respective interests. Subtenant agrees to indemnify Sublandlord, and hold it harmless, from and against any and all claims, damages, losses, expenses (including reasonable attorneys' fees) and liabilities incurred as a result of the non-performance, non-observance or non-payment of any of Sublandlord's obligations under the Master Lease which, as a result of this Sublease, is an obligation of Subtenant. If Subtenant makes any payment to Sublandlord pursuant to this indemnity, Subtenant shall be subrogated to the rights of Sublandlord concerning said payment. Subtenant shall not do, nor permit to be done, any act or thing which is, or with notice or the passage of time would be, a default under this Sublease or the Master Lease.

        9.     Sublandlord's Obligations.    Sublandlord agrees that Subtenant shall be entitled to receive all services and repairs to be provided by Landlord to Tenant under the Master Lease. Subtenant shall look solely and directly to Landlord for all such services and shall not, under any circumstances, seek or require Sublandlord to perform any of such services, nor shall Subtenant make any claim upon Sublandlord for any damages which may arise by reason of Landlord's or Tenant's default under the Master Lease. Any condition resulting from a default by Landlord or Tenant shall not constitute, as between Sublandlord and Subtenant, an eviction, actual or constructive, of Subtenant and no such default shall excuse Subtenant from the performance or observance of any of its obligations to be performed or observed under this Sublease, or entitle Subtenant to receive any reduction in or abatement of the Rent provided for in this Sublease. In furtherance of the foregoing, Subtenant does hereby waive any cause of action and any right to bring any action against Sublandlord by reason of any act or omission of Landlord or Tenant under the Master Lease. Sublandlord shall have the right to perform all obligations under the Master Lease and to cure any breach or default by Subtenant under the Master Lease that may result in termination of this Sublease within applicable grace, notice or cure periods.

        10.   Default by Subtenant.    Each of the following acts or omissions of Subtenant or of any guarantor of Subtenant's performance hereunder, or occurrences, shall constitute an Event of Default:

          (a)   Failure or refusal to pay Base Rental, Additional Rent or any other amount to be paid by Subtenant to Sublandlord hereunder within four (4) calendar day after notice that the same is due or payable hereunder; said four (4) day period shall, to the extent permitted by applicable law, be in addition to, and not in lieu of, any notice requirements for filing or initiating any action in eviction or unlawful detainer which California Code of Civil Procedure ("CCP") Section 1161 et seq. or any similar law;

          (b)   The failure by Subtenant to observe or perform any of the express or implied covenants or provisions of this Sublease or the Master Lease to be observed or performed by Subtenant, other than as specified in Section 10(a), where such failure shall continue for a period of nine (9) days after written notice thereof is received by Subtenant from Sublandlord; provided, however, said nine (9) day period shall, to the extent permitted by applicable law, be in addition to, and not in lieu of, any notice requirements for filing or initiating any action in eviction or unlawful detainer under CCP Section 1161 et seq. or any similar law; provided, further, that if the nature of Subtenant's default is such that more than nine (9) days are reasonably required for its cure, then Subtenant shall not be deemed to be in default if Subtenant shall promptly commence such cure within such nine (9) day period and thereafter continuously and diligently prosecute such cure to completion.

        11.   Quiet Enjoyment.    So long as Subtenant is not in default under this Sublease beyond all applicable notice and cure periods, Sublandlord shall do nothing to affect Subtenant's right to peaceably and quietly have, hold and enjoy the Sublease Premises. In no event shall Sublandlord agree to a voluntary surrender of the Master Lease or agree to terminate the Master Lease without the consent of Subtenant which may be withheld in Subtenant's sole discretion.

        12.   Cure Periods; Notices.

          (a)   Cure Periods.    Subject to the terms of this Sublease, Subtenant agrees to comply with and remedy any default in this Sublease or the Master Lease which is Subtenant's obligation to cure, within the period allowed to Sublandlord under the Master Lease, even if such time period is shorter than the period otherwise allowed therein due to the fact that notice of default from Sublandlord to Subtenant is given after the corresponding notice of default from Landlord to Tenant.

          (b)   Notices.    Sublandlord agrees to forward to Subtenant, promptly upon receipt thereof by Sublandlord, a copy of each notice of default received by Sublandlord. Subtenant agrees to forward to Sublandlord, promptly upon receipt thereof, copies of any notices received by Subtenant from Landlord or from any governmental authority.

          (c)   Delivery of Notices.    All notices, demands and requests hereunder to be delivered to either Sublandlord or Subtenant shall be in writing and shall be sent by hand delivery, United States mail, certified mail/return receipt requested, with postage prepaid, or by a nationally recognized overnight courier service (e.g., Federal Express), return receipt requested, to the address of the appropriate party. Notices, demands and requests so sent shall be deemed given when the same are received. Notices to Sublandlord shall be sent to the attention of:

Miyake Foods, Inc. 140 University Ave. Palo Alto, CA 94301 Attention: Yukio Iwamoto
With copies to:	Pahl & McCay 225 West Santa Clara Street, Suite 1500 San Jose, CA 95113 Attention: Stephen D. Pahl, Esq.
Notices to Subtenant shall be sent to the attention of:	uWink, Inc. 16106 Hart Street Van Nuys, CA 91406-3903 Attention: Peter Wilkniss
With copies to:	Sonnenschein Nath & Rosenthal LLP 601 S. Figueroa Street, Suite 2500 Los Angeles, CA 90017 Attention: Robert M. Johnson

        13.   Condition of Premises.    Subtenant acknowledges that the Sublease Premises shall be delivered to and subleased by Subtenant in their then "as-is" condition and that Sublandlord is not making any representation or warranty concerning the condition of the Sublease Premises and that Sublandlord is not obligated to perform any work to prepare the Sublease Premises for Subtenant's occupancy.

        14.   Termination of the Master Lease.    If for any reason the Term of the Master Lease shall terminate prior to the scheduled Sublease Expiration Date, this Sublease shall automatically be terminated and Sublandlord shall not be liable to Subtenant by reason thereof.

        15.   Limitation of Estate.    Subtenant's estate shall in all respects be limited to, and be construed in a fashion consistent with, the estate granted to Sublandlord by Landlord. Subtenant shall stand in the place of Sublandlord and shall defend, indemnify and hold Sublandlord harmless with respect to all covenants, warranties, obligations, and payments made by Sublandlord under or required of Sublandlord by the Master Lease. In the event Sublandlord is prevented from performing any of its obligations under this Sublease by a breach by Landlord of a term or provision of the Master Lease, then Sublandlord's sole obligation in regard to its obligation under this Sublease shall be to use commercially reasonable efforts at Subtenant's sole cost and expense in pursuing the correction or cure by Landlord of such breach (provided, however, in no event shall Sublandlord be obligated to initiate or pursue any litigation against Landlord).

        16.   Representation.    Sublandlord represents and warrants to Subtenant that the Master Lease is in full force and effect, that neither Sublandlord, as Tenant, nor Landlord has committed either a breach or default or an event which with the giving of notice or the passage of time, or both, would constitute a breach or default hereunder, and all Rent thereunder has been duly and promptly paid by Sublandlord as Tenant.

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Signatures on following page.

        IN WITNESS WHEREOF, the parties have entered into this Sublease as of the date first written above.

SUBLANDLORD:
MIYAKE FOODS, INC., a California corporation
By:
Its:
By:
Its:
SUBTENANT:
UWINK CALIFORNIA, INC., a Delaware corporation
By:
Its:
By:
Its:

SIGNATURE PAGE TO SUBLEASE AGREEMENT

EXHIBIT "A"

COPY OF MASTER LEASE

[*To Be Attached*]

EXHIBIT "B"

FORM OF PURCHASE AGREEMENTS

[*To Be Attached*]

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  Exhibit 10.29
SUBLEASE AGREEMENT
EXHIBIT "A"
EXHIBIT "B"